Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

VENOCO, INC. ANNOUNCES THIRD QUARTER 2009
FINANCIAL AND OPERATIONAL RESULTS

•                  Nine Month Production Averages 20,803 BOE/day; On Pace to Exceed Guidance

•                  Mid-Year Reserves 94.3 MMBOE; 9% Increase Over Pro Forma Year-End ‘08

•                  Refinanced $150 Million in Senior Notes — Now Due 2017; Extends Maturity of Term Loan to 2014

•                  2010 Capital Budget Set at $180 Million; Daily Production Expected to Average 20,250 BOE in 2010

DENVER, COLORADO, November 3, 2009 /PRNewswire/ — Venoco, Inc. (NYSE: VQ) today reported financial and operational results for the third quarter of 2009.  Highlights include the following:

•                  Daily production of 20,264 barrels of oil equivalent (BOE) compared to 20,434 BOE for the second quarter of 2009 and 19,560 for the third quarter of 2008 (pro forma for the sale of Hastings).

•                  Third quarter lease operating expense (LOE) of $13.55 per BOE, up from $12.46 per BOE in the second quarter of 2009, and down 10% from $15.04 per BOE in the third quarter of 2008 (pro forma for the sale of Hastings).

•                  Nine month LOE of $12.48 per BOE is down 9% compared to $13.68 per BOE through nine months of 2008 (both pro forma for the sale of Hastings).

The company reported a net loss of $5 million for the quarter on oil and gas revenues of $69 million and realized commodity derivative gains of $17 million. Adjusted EBITDA was $48 million in the third quarter of 2009, up 9% from $44 million in the second quarter of 2009 and down 32% from $71 million in the third quarter of 2008.  Through nine months of 2009, the company reported Adjusted EBITDA of $145 million.

Adjusted Earnings were $6 million, up from $0.5 million for the second quarter of 2009 and down from $11 million in the third quarter of 2008.  Through nine months of 2009, the company reported Adjusted Earnings of $13 million.  Adjusted Earnings adjusts the net income (loss) for, among other things, the effects of unrealized commodity and interest derivatives gains and losses.  Please see the end of this release for definitions of Adjusted Earnings and Adjusted EBITDA and a reconciliation of those measures to net income (loss).

“It’s shaping up to be a nice year for Venoco,” commented Tim Marquez, Venoco’s Chairman and CEO. “We’ve paid down debt, extended the maturity of our two largest debt instruments, and barring an unexpected event occurring in the next 60 days, we will meet or beat our annual guidance.”

2009 Production

Daily production in the third quarter of 2009 was down slightly from the second quarter of 2009, due in part to a planned shutdown at platform Holly in the South Ellwood field. The company has not scheduled additional downtime at any of its offshore platforms for the remainder of the year. Production in the third quarter of 2009 increased 4% over the third quarter of 2008 (pro forma for the sale of Hastings). Through nine months of 2009, production averaged 20,803 BOE per day, which is up 9% over the same period of 2008 (pro forma for the sale of Hastings).

The following table details the company’s daily production by region (BOE/d):

				Full-year
	Quarter Ended			2009
Region	9/30/08	6/30/09	9/30/09	Guidance
Sacramento Basin	9,363	9,988	10,498
Southern California	8,606	8,676	8,207
Texas (and other)	3,980	1,770	1,559
Total	21,949	20,434	20,264	20,250

Total excluding Hastings	19,560	20,434	20,264

2009 Capital Investment

Total capital costs incurred for the company’s E&P operations were $28 million for the third quarter, including $15 million for drilling and rework activities, $4 million for facilities, and $9 million for seismic, leasehold, capitalized G&A costs and asset retirement obligations.

The company spent $14 million or 52% of its third quarter capital expenditures in the Sacramento Basin. Through the first nine months of 2009, the company has spud 57 wells and completed 162 workovers / recompletions in the

Basin. The company expects to operate the remainder of the year with one drilling rig and four workover / completion rigs in the Basin, and to have drilled over 60 wells and performed approximately 200 workovers / recompletions by the end of the year.

“As planned, our drilling activity in the Basin slowed in the second half of the year.  We continue to pursue an aggressive workover and recompletion program in the Basin and plan to maintain that pace through year-end and into 2010,” explained Mr. Marquez. “The workover program presents tremendous economics and we’re encouraged to see production hold steady despite the slower drilling activity.”

The company spent $8 million or 30% of the company’s third quarter capital expenditures in Southern California. Drilling began in late September on the first of two West Montalvo wells planned for the second half of the year.

Approximately $2 million or 8% of the company’s third quarter capital expenditures were spent in Texas, primarily for the drilling of a well in the South Liberty field that is currently being evaluated.

The company’s proved reserves as of June 30th, 2009 were 94.3 MMBOE, up 9%, adjusted for first half production, from year-end 2008 reserves (pro forma for the sale of Hastings). The company realized reserve additions across its three business units during the first 6 months of 2009, with the most significant additions coming as a result of capital spent at West Montalvo and in the Sacramento Basin.

2010 Capital Expenditures

The company’s 2010 exploration, exploitation and development capital expenditures are forecast to be $180 million. Approximately $73 million (41%) of the capital budget will be deployed in the Sacramento Basin, $72 million (40%) in Southern California, $9 million (5%) in Texas and the remaining $26 million (14%) going toward exploration activities related to the company’s onshore Monterey shale development in Southern California.

“Our focus in 2010 will shift more toward development of our robust inventory of oil projects. Advancing our oil projects in Southern California requires more time for implementation than the natural gas projects we’ve pursued in the Sacramento Basin in recent years. As a result much of the production growth from next year’s capital program will not be realized until after 2010,” explained Mr. Marquez. “Our 2010 production guidance is the same as 2009 — 20,250 BOE per day.”

Drilling and workover activity during 2010 in the Sacramento Basin will be similar to 2009 activity levels. In Southern California, the company plans to drill three onshore wells at West Montalvo, two wells at the Sockeye field, and perform five workovers and recompletions on wells at South Ellwood. In Texas, the company plans to participate in up to four new development wells and return five wells to production.

“Next year, we plan to perform our first hydraulic fractures of our offshore Monterey shale wells at Sockeye,” commented Mr. Marquez. “We believe one of the Monterey shale zones producing at Sockeye is highly analogous to areas we’ve targeted with our onshore Monterey shale leasing. These wells appear to be ideal candidates for fracturing, but modern fracture technology has never been tested on them.”

Venoco expects to drill five wells next year as part of the company’s multi-year development plan for the onshore Monterey shale formation that is extensive in Southern California. The company has an onshore acreage position approaching 100,000 net acres with plans to increase that position to around 200,000 net acres by the end of next year.

“As a company we have been operating in Southern California for over 15 years, and have been producing from the offshore Monterey shale for 12 years. We know the formation can produce oil; our task next year is to advance the drilling and completion science that will enhance the productive capacity from the shale,” said Mr. Marquez.

Costs and Expenses

Venoco’s third quarter 2009 LOE of $13.55 per BOE remained substantially lower than 2008, down 24% from $17.89 per BOE in the third quarter of 2008.  Compared to the previous quarter, third quarter LOE was up 9% from $12.46 per BOE. LOE of $12.59 per BOE for the first nine months of 2009 was down 21% from $16.03 per BOE for the same period of 2008. Unit operating costs have been lower compared to 2008 due to the sale of the Hastings Complex (which was one of the company’s highest operating cost fields), and realized cost savings from vendors and service providers.

	Quarter Ended			Nine Months Ended		Full Year 2009
UNAUDITED (per BOE)	9/30/08	6/30/09	9/30/09	9/30/08	9/30/09	Guidance

Lease Operating Expenses	$17.89	$12.46	$13.55	$16.03	$12.59	$13.50

Production/Property Taxes	3.12	1.27	1.48	2.37	1.55	1.90

DD&A Expense	16.31	11.08	11.79	16.09	11.49	12.00

G&A Expense (1)	4.80	4.36	4.82	4.64	4.34	4.50

Interest Expense (2)	8.62	8.41	7.97	8.69	8.16	9.20

Total	$50.74	$37.58	$39.61	$47.82	$38.13	$41.10

(1)                                  Net of amounts capitalized and excluding share-based compensation and MLP write off costs in 2008. See the end of this release for a GAAP reconciliation of G&A per BOE to G&A.

(2)                                  Includes interest expense, realized (gain) loss on interest rate swap and amortization of deferred loan costs.

“Our LOE has been consistently below 2008 levels, so we reduced our annual guidance accordingly earlier this year. We expected per unit costs to increase in the third quarter partly due to the downtime offshore, but overall our annual guidance of $13.50 per BOE is still valid,” added Mr. Marquez.

Senior Unsecured Notes

In October, the company issued $150 million in aggregate principal amount of senior unsecured notes due 2017. The net proceeds of the issuance, together with additional borrowings under the company’s revolving credit facility and cash on hand, were used to satisfy and discharge all of the company’s existing secured 8.75% senior notes due 2011.  As a result of the refinancing, the maturity of the company’s second lien term loan will be automatically extended to May 2014. Subsequent to the refinancing, the company entered into a revised interest rate swap agreement which extended the terms of the existing interest rate swap through the extended maturity date of the term loan.

“Issuance of the new senior unsecured notes enables us to achieve our stated goal of extending the maturity of our second-lien term loan from September 2011 to May 2014,” explained Tim Ficker, CFO.  “As a result, we have no maturities on any of our term debt for over 4 years and we further benefit from the flexibility of the unsecured structure of the new notes.  In addition, amounts borrowed up to $500 million will effectively bear interest at a fixed rate of approximately 7.8% until May 2014.”

Earnings Conference Call

Venoco will host a conference call to discuss results today, Tuesday, November 3, 2009 at 11:00 a.m. Eastern time (9 a.m. Mountain).  The conference call will be webcast and those wanting to listen may do so by using a link on the Investor Relations page of the company’s website at http://www.venocoinc.com.  Those wanting to participate in the Q & A portion can call (866) 825-3209 and use conference code 87884704.  International participants can call (617) 213-8061 and use the same conference code.

A replay of the conference call will be available for one week by calling (888) 286-8010 or, for international callers, (617) 801-6888, and using passcode 44214984.  The replay will also be available on the Venoco website for 30 days.

About the Company

Venoco is an independent energy company primarily engaged in the acquisition, exploitation and development of oil and natural gas properties in California and Texas.  Venoco operates three offshore platforms in the Santa Barbara Channel, has non-operated interests in three other platforms, operates four onshore properties in Southern California, has extensive operations in Northern California’s Sacramento Basin and operates thirteen fields in Texas.

Forward-looking Statements

Statements made in this news release relating to Venoco’s future production, expenses, capital expenditures and development projects, and all other statements except statements of historical fact, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and the company’s future performance are both subject to a wide range of business risks and uncertainties and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, the timing and extent of changes in oil and gas prices, the timing and results of drilling and other development activities, the availability and cost of obtaining drilling equipment and technical personnel, risks associated with the availability of acceptable transportation arrangements and the possibility of unanticipated operational problems, delays in completing production, treatment and transportation facilities, higher than expected production costs and other expenses, and pipeline curtailments by third parties. All forward-looking statements are made only as of the date hereof and the company undertakes no obligation to update any such statement. Further information on risks and uncertainties that may affect the Company’s operations and financial performance, and the forward-looking statements made herein, is available in the company’s filings with the Securities and Exchange Commission, which are incorporated by this reference as though fully set forth herein.

For further information, please contact Mike Edwards, Vice President, (303) 626-8320; http://www.venocoinc.com; E-Mail investor@venocoinc.com.

Source: Venoco, Inc.

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OIL AND NATURAL GAS PRODUCTION AND PRICES

	Quarter Ended			Quarter Ended			Nine Months Ended
UNAUDITED	6/30/09	9/30/09	% Change	9/30/08	9/30/09	% Change	9/30/08	9/30/09	% Change
Production Volume:
Oil (MBbls) (1)	848	811	-4%	1,036	811	-22%	2,995	2,593	-13%
Natural Gas (MMcf)	6,069	6,320	4%	5,900	6,320	7%	17,110	18,518	8%
MBOE	1,860	1,864	0%	2,019	1,864	-8%	5,846	5,679	-3%
Daily Average Production Volume:
Oil (Bbls/d)	9,319	8,815	-5%	11,261	8,815	-22%	10,931	9,498	-12%
Natural Gas (Mcf/d)	66,692	68,696	3%	64,130	68,696	7%	62,445	67,832	9%
BOE/d	20,434	20,264	-1%	21,949	20,264	-8%	21,339	20,803	-3%
Oil Price per Barrel Produced (in dollars):
Realized price before hedging	$49.67	$58.09	17%	$109.08	$58.09	-47%	$104.81	$46.80	-55%
Realized hedging gain (loss)	(0.30)	(4.66)	1453%	(32.08)	(4.66)	-85%	(29.69)	1.90	-106%
Net realized price	$49.37	$53.43	8%	$77.00	$53.43	-31%	$75.12	$48.70	-35%
Natural Gas Price per Mcf (in dollars):
Realized price before hedging	$3.20	$3.17	-1%	$8.92	$3.17	-64%	$9.07	$3.59	-60%
Realized hedging gain (loss)	3.16	3.24	3%	(0.15)	3.24	-2260%	(0.08)	2.76	-3550%
Net realized price	$6.36	$6.41	1%	$8.77	$6.41	-27%	$8.99	$6.35	-29%
Expense per BOE (in dollars):
Lease operating expenses (2)	$12.46	$13.55	9%	$17.89	$13.55	-24%	$16.03	$12.59	-21%
Production and property taxes (2)	$1.27	$1.48	17%	$3.12	$1.48	-53%	$2.37	$1.55	-35%
Transportation expenses	$0.41	$0.61	49%	$0.82	$0.61	-26%	$0.74	$0.52	-30%
Depreciation, depletion and amortization	$11.08	$11.79	6%	$16.31	$11.79	-28%	$16.09	$11.49	-29%
General and administrative (3)	$4.60	$5.15	12%	$5.07	$5.15	2%	$5.38	$4.61	-14%
Interest expense	$5.26	$5.00	-5%	$6.59	$5.00	-24%	$7.02	$5.33	-24%

(1)  Amounts shown are oil production volumes for offshore properties and sales volumes for onshore properties (differences between onshore production and sales volumes are minimal).  Revenue accruals are adjusted for actual sales volumes since offshore oil inventories can vary significantly from month to month based on the timing of barge deliveries, oil in tank and pipeline inventories, and oil pipeline sales nominations.

(2)  Lease operating expense and property and production taxes are combined to comprise oil and natural gas production expenses on the condensed consolidated statements of operations.

(3)  Net of amounts capitalized.

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CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Quarter Ended		Quarter Ended		Nine Months Ended
UNAUDITED ($ in thousands, except per share amounts)	6/30/09	9/30/09	9/30/08	9/30/09	9/30/08	9/30/09
REVENUES:
Oil and natural gas sales	$62,011	$69,284	$158,041	$69,284	$461,838	$188,726
Other	803	859	1,112	859	2,812	2,547
Total revenues	62,814	70,143	159,153	70,143	464,650	191,273
EXPENSES:
Oil and natural gas production	25,539	28,015	42,418	28,015	107,565	80,280
Transportation expense	764	1,144	1,655	1,144	4,334	2,954
Depletion, depreciation and amortization	20,608	21,974	32,931	21,974	94,047	65,265
Accretion of asset retirement obligation	1,388	1,429	1,044	1,429	3,065	4,174
General and administrative	8,559	9,607	10,235	9,607	31,466	26,164
Total expenses	56,858	62,169	88,283	62,169	240,477	178,837
Income from operations	5,956	7,974	70,870	7,974	224,173	12,436
FINANCING COSTS AND OTHER:
Interest expense	9,777	9,327	13,305	9,327	41,063	30,282
Interest rate derivative realized (gains) losses	5,130	4,781	3,371	4,781	7,095	13,851
Interest rate derivative unrealized (gains) losses	2,823	10	(626)	10	(287)	(160)
Amortization of deferred loan costs	738	751	735	751	2,623	2,224
Loss on extinguishment of debt	582	—	—	—	—	582
Commodity derivative realized (gains) losses	(16,288)	(16,675)	34,095	(16,675)	90,214	(63,748)
Commodity derivative unrealized (gains) losses and amortization of derivative premiums	66,771	24,252	(337,147)	24,252	46,153	73,249
Total financing costs and other	69,533	22,446	(286,267)	22,446	186,861	56,280
Income (loss) before taxes	(63,577)	(14,472)	357,137	(14,472)	37,312	(43,844)
Income tax provision (benefit)	(4,100)	(9,200)	136,200	(9,200)	14,400	(4,300)
Net income (loss)	$(59,477)	$(5,272)	$220,937	$(5,272)	$22,912	$(39,544)

Weighted average common shares outstanding:
Basic	50,781	50,826	50,670	50,826	50,416	50,770
Diluted	50,781	50,826	51,839	50,826	51,641	50,770

CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION

UNAUDITED ($ in thousands)	12/31/08	9/30/09
ASSETS
Cash and cash equivalents	$191	$4,473
Accounts receivable	41,306	30,559
Inventories	12,361	4,886
Prepaid expenses and other current assets	4,314	4,730
Income tax receivable	546	5,462
Commodity derivatives	57,247	29,017
Total current assets	115,965	79,127
Net property, plant and equipment	702,734	604,576
Total other assets	45,555	31,466
TOTAL ASSETS	$864,254	$715,169
LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued liabilities	$75,400	$43,389
Undistributed revenue payable	8,277	7,530
Interest payable	5,325	4,844
Current maturities of long-term debt	2,598	—
Commodity and interest derivatives	21,284	36,364
Total current liabilities	112,884	92,127
LONG-TERM DEBT	797,670	689,178
COMMODITY AND INTEREST DERIVATIVES	9,363	15,673
ASSET RETIREMENT OBLIGATIONS	79,504	87,195
Total liabilities	999,421	884,173
Total stockholders’ equity	(135,167)	(169,004)
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$864,254	$715,169

GAAP RECONCILIATIONS

In addition to net income (loss) determined in accordance with GAAP, we have provided in this release our Adjusted Earnings and Adjusted EBITDA for recent periods.  Both Adjusted Earnings and Adjusted EBITDA are non-GAAP financial measures that we use as supplemental measures of our performance.

We define Adjusted Earnings as net income (loss) before the items listed in the Adjusted Earnings reconciliation set forth in the table below.  We believe that Adjusted Earnings facilitates comparisons to earnings forecasts prepared by stock analysts and other third parties. Such forecasts generally exclude the effects of items that are difficult to predict or to measure in advance and are not directly related to our ongoing operations.

We define Adjusted EBITDA as net income (loss) before the items listed in the Adjusted EBITDA reconciliation set forth in the table below.  Because the use of Adjusted EBITDA facilitates comparisons of our historical operating performance on a more consistent basis, we use this measure for business planning and analysis purposes, in assessing acquisition opportunities and in determining how potential external financing sources are likely to evaluate our business.

We present Adjusted Earnings and Adjusted EBITDA because we consider them to be important supplemental measures of our performance.  Neither Adjusted Earnings nor Adjusted EBITDA is a measurement of our financial performance under GAAP and neither should be considered as an alternative to net income (loss), operating income or any other performance measure derived in accordance with GAAP, as an alternative to cash flow from operating activities or as a measure of our liquidity. You should not assume that the Adjusted Earnings or Adjusted EBITDA amounts shown are comparable to similarly named measures disclosed by other companies.

	Quarter Ended			Nine Months Ended
UNAUDITED ($ in thousands)	9/30/08	6/30/09	9/30/09	9/30/08	9/30/09
Adjusted Earnings Reconciliation
Net Income	$220,937	$(59,477)	$(5,272)	$22,912	$(39,544)
Plus:
Unrealized commodity (gains) losses	(338,773)	60,723	18,253	40,998	56,587
Unrealized interest rate derivative (gains) losses	(626)	2,823	10	(287)	(160)
Write-off of MLP offering costs	—	—	—	2,695	—
Early Extinguishment of debt	—	582	—	—	582
Tax effects	129,435	(4,136)	(7,276)	(16,445)	(4,733)
Adjusted Earnings	$10,973	$515	$5,715	$49,873	$12,732

	Quarter Ended			Nine Months Ended
UNAUDITED ($ in thousands)	9/30/08	6/30/09	9/30/09	9/30/08	9/30/09
Adjusted EBITDA Reconciliations:
Net income	$220,937	$(59,477)	$(5,272)	$22,912	$(39,544)
Interest expense	13,305	9,777	9,327	41,063	30,282
Interest rate derivative (gains) losses - realized	3,371	5,130	4,781	7,095	13,851
Income taxes	136,200	(4,100)	(9,200)	14,400	(4,300)
DD&A	32,931	20,608	21,974	94,047	65,265
Amortization of deferred loan costs	735	738	751	2,623	2,224
Loss on extinguishment of debt	—	582	—	—	582
Share-based payments	710	644	806	2,094	2,000
Amortization of derivative premiums and other comprehensive loss	2,046	6,628	6,608	6,189	18,474
Unrealized commodity derivative (gains) losses	(338,773)	60,723	18,253	40,998	56,587
Unrealized interest rate derivative (gains) losses	(626)	2,823	10	(287)	(160)
Adjusted EBITDA	$70,836	$44,076	$48,038	$231,134	$145,261

We also provide per BOE G&A expenses excluding costs associated with the terminated MLP offering and non-cash share-based compensation charges.  We believe that these non-GAAP measures are useful in that the items excluded do not represent cash expenses directly related to our ongoing operations.  These non-GAAP measures should not be viewed as an alternative to per BOE G&A expenses as determined in accordance with GAAP.

UNAUDITED ($ in thousands, except per BOE amounts)	Quarter Ended			Nine Months Ended
G&A per BOE Reconciliation	9/30/08	6/30/09	9/30/09	9/30/08	9/30/09
G&A Expense	$10,235	$8,559	$9,607	$31,466	$26,164
Less:
Share-based Compensation Expense	(550)	(454)	(616)	(1,674)	(1,490)
MLP Write Off	—	—	—	(2,695)	—
G&A Expense Excluding Share-based Comp / MLP	9,685	8,105	8,991	27,097	24,674
MBOE	2,019	1,860	1,864	5,846	5,679
G&A Expense per BOE Excluding Share-based Comp / MLP	$4.80	$4.36	$4.82	$4.64	$4.34

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